Exhibit 99.1

FOR IMMEDIATE RELEASE

TerreStar Enhances Nationwide Spectrum Footprint --
Finalizes Transactions with EchoStar & Harbinger

RESTON, VA - June 11, 2008 - TerreStar Corporation (NASDAQ: TSTR) today announced that it has enhanced its nationwide spectrum footprint by obtaining, through separate transactions, certain 1.4 GHz spectrum licenses held by EchoStar Corporation (NASDAQ: SATS) and CCTV Wireless I, LLC (CCTV). TerreStar has acquired the CCTV 1.4 GHz spectrum pursuant to an assignment from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, LP (collectively, Harbinger).

“This enhanced nationwide spectrum footprint can help TerreStar accomplish its mission to offer reliable, interoperable satellite-terrestrial communications for the commercial, government, rural and public safety sectors throughout North America,” stated Jeffrey Epstein, TerreStar President.

TerreStar has purchased EchoStar’s 1.4 GHz spectrum, in exchange for the issuance of 30 million shares of TerreStar’s Common Stock. In exchange for 1.2 million shares of newly issued, Non-Voting Junior Participating Preferred Stock (which is convertible into 30 million shares of TerreStar's Common Stock under certain circumstances), Harbinger has assigned its rights to certain 1.4 GHz spectrum licenses to TerreStar Corporation.

“In addition to augmenting our nationwide spectrum footprint, these transactions underscore EchoStar and Harbinger’s commitment to TerreStar,” added Epstein. “Further, we continue our discussions with EchoStar to identify new business opportunities between the two companies."

Copies of related documents filed with the Securities and Exchange Commission (SEC) will be available on the SEC's Web site (www.sec.gov) under the company name "TerreStar Corporation” and through the TerreStar Investor Relations link at
http://phx.corporateir.net/phoenix.zhtml?c=110135&p=irol-irhome.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
deirdre.blackwood@terrestar.com